FOR IMMEDIATE RELEASE
August 1, 2003


                      ILX ANNOUNCES SECOND QUARTER RESULTS

     PHOENIX-August 1, 2003--ILX RESORTS INCORPORATED (AMEX: ILX), a leading developer, operator and marketer of upscale flexible-stay vacation ownership resorts in the western United States announced today its results for the six months ended June 30, 2003.

     Revenue for the second quarter of 2003 of $17.5 million and for the six months ended June 30, 2003 of $32.2 million exceeded prior year by 8.7% and 15.5% respectively. Net income for the second quarter of 2003 was $1.0 million, and both basic and fully diluted earnings per share were $0.35. Net income for the six months ended June 30, 2003 was $1.5 million, and both basic and fully diluted earnings per share were $0.51. For the same quarter last year net income, basic and diluted earnings per share were $1.2 million, $0.41, and $0.40. Net income, basic and fully diluted earnings per share for the six months ended June 30, 2002 were $1.6 million, $0.54 and $0.52, excluding the gain on a sale leaseback transaction in the first quarter, and $2.0 million, $0.66 and $0.64, including that transaction.

     "Our second quarter results include continued strong performance in our core business of sales of vacation ownership interests, including the successful expansion of our marketing efforts to our existing owners," said Joe Martori, Chairman and CEO. "The flexibility, value and convenience of our primary vacation ownership product, Premiere Vacation Club, holds tremendous appeal for today's consumers seeking special vacations with their families comfortably, affordably, and within a convenient drive of their homes, as reflected in our sales for the second quarter and first half of 2003."

ILX Resorts acquires, develops, and operates premier timeshare resorts primarily in the western United States that provide its owners with extraordinary vacation experiences. ILX's portfolio of world-class properties includes six resorts in Arizona, one in Indiana, one in Colorado, one in San Carlos, Mexico, land adjacent to an existing resort in northern Arizona and 44 acres of land one mile from the Las Vegas Strip, to both of which the Company holds development rights. It also, through Premiere Vacation Club, has acquired, and continues to acquire, inventory at the Carriage House in Las Vegas. For more information, visit: www.ilxresorts.com.

For more information, contact Joseph P. Martori, Chairman or Margaret Eardley, Chief Financial Officer, at 602-957-2777.

This news release may include "forward-looking statements." Forward-looking statements are based on current expectations and assumptions and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and many of which are beyond the Company's control. Actual results could differ materially from these forward-looking statements as a result of a number of factors, including but not limited to, economic conditions, the Company's need for additional financing, intense competition in various aspects of its business, the risks of growth, its dependence on key personnel and other risks detailed in ILX's Securities and Exchange Commission reports. Given these risks and uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements and no assurances can be given that such statements will be achieved. ILX Resorts Incorporated does not assume any duty to publicly update or revise the material contained herein.